Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2017

  1Q17 revenue of $975.2 million up 19% from 1Q16
  1Q17 operating income of $443.4 million up 46% from 1Q16
  1Q17 EPS of $1.78 up 91% from 1Q16; adjusted EPS of $1.47 up 58%
  FY 2017 EPS guidance range is now $5.46 to $5.61, which includes a non-operating gain; adjusted EPS guidance range is $5.15 to $5.30, expecting to be toward the upper end of the range

NEW YORK--(BUSINESS WIRE)--May 5, 2017--Moody’s Corporation (NYSE:MCO) today announced results for the first quarter of 2017, as well as provided its current outlook for full year 2017.

“Moody’s achieved record revenue in the first quarter as Moody’s Investors Service benefited from strong issuance, especially in the leveraged finance markets, and Moody’s Analytics continued to exhibit steady growth,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Including a $0.31 per share gain from a strategic realignment and expansion involving Moody’s China affiliate CCXI, we now anticipate 2017 EPS of $5.46 to $5.61. Excluding this gain, we anticipate full year adjusted EPS to be toward the upper end of the range of $5.15 to $5.30, reflecting the likely impact of some debt issuance pull-forward during the first quarter, while recognizing ongoing macroeconomic and geopolitical uncertainties.”

FIRST QUARTER 2017 HIGHLIGHTS

Moody’s Corporation reported revenue of $975.2 million for the three months ended March 31, 2017, up 19% from the first quarter of 2016, a period of weak issuance.

Operating expense totaled $531.8 million, up 4% from the same period of 2016. Operating income was $443.4 million, up 46%, and adjusted operating income (operating income before depreciation and amortization) was $475.9 million, up 42% from the prior-year period. Operating margin for the first quarter was 45.5% and the adjusted operating margin was 48.8%.

EPS of $1.78 was up 91% from the first quarter of 2016; adjusted EPS of $1.47 was up 58%. First quarter 2017 adjusted EPS excludes a $0.31 per share non-cash, non-taxable gain from a strategic realignment and expansion involving Moody’s China affiliate China Cheng Xin International Credit Rating Co. Ltd. (CCXI Gain). Both first quarter 2017 EPS and adjusted EPS include a $0.10 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

MCO FIRST QUARTER 2017 REVENUE UP 19%

Moody’s Corporation reported revenue of $975.2 million for the first quarter of 2017, up 19% from the first quarter of 2016.

U.S. revenue was $577.8 million, up 20%, and non-U.S. revenue was $397.4 million, up 18%. Revenue generated outside the U.S. constituted 41% of total revenue, consistent with the prior-year period. The impact of foreign currency translation was negligible.

MIS First Quarter Revenue Up 27%

Revenue for Moody’s Investors Service (MIS) for the first quarter of 2017 was $668.2 million, up 27% from the first quarter of 2016. U.S. revenue was $422.5 million, up 26%, while non-U.S. revenue was $245.7 million, up 30%. The impact of foreign currency translation on MIS revenue was negligible.

Corporate finance revenue was $352.8 million, up 47% from the first quarter of 2016, a period of weak issuance. This result reflected strong global leveraged finance issuance, especially of U.S. bank loans. U.S. and non-U.S. corporate finance revenues were up 41% and 61%, respectively.

Structured finance revenue totaled $100.2 million, up 11% from the prior-year period primarily as a result of increased issuance of U.S. CLOs and ABS. U.S. and non-U.S. structured finance revenues were up 8% and 15%, respectively.

Financial institutions revenue was $112.3 million, up 18% from the prior-year period. This result was driven primarily by an increase in issuance from infrequent issuers. U.S. and non-U.S. financial institutions revenues were up 26% and 13%, respectively.

Public, project and infrastructure finance revenue was $98.1 million, up 7% from the prior-year period primarily driven by an increase in global infrastructure issuance, partially offset by a decline in U.S. public finance issuance. U.S. and non-U.S. public, project and infrastructure finance revenues were up 3% and 15%, respectively.

MA First Quarter Revenue Up 5%

Revenue for Moody’s Analytics (MA) for the first quarter of 2017 was $307.0 million, up 5% from the first quarter of 2016. U.S. revenue was $155.3 million, up 8%, while non-U.S. revenue was $151.7 million, up 3%. Foreign currency translation unfavorably impacted MA revenue by 1%.

Research, data and analytics (RD&A) revenue of $175.4 million was up 6% from the prior-year period driven by credit research and ratings data feeds. U.S. and non-U.S. RD&A revenues were up 5% and 8%, respectively.

Enterprise risk solutions (ERS) revenue of $95.9 million was up 7% from the first quarter of 2016 due to the March 2016 acquisition of GGY. U.S. and non-U.S. ERS revenues were up 14% and 3%, respectively.

Professional services revenue of $35.7 million was down 2% from the prior-year period. U.S. professional services revenue was up 9%, while non-U.S. revenue was down 8%.

FIRST QUARTER 2017 OPERATING EXPENSE

First quarter 2017 operating expense for Moody’s Corporation was $531.8 million, up 4% from the prior-year period. The increase was primarily attributable to higher accruals for incentive compensation and the March 2016 acquisition of GGY, partially offset by a favorable foreign currency translation impact of 1%.

Operating income was $443.4 million, up 46%. Foreign currency translation favorably impacted operating income by 1%. Adjusted operating income of $475.9 million was up 42% from the prior-year period. Operating margin was 45.5%, up from 37.3%. Adjusted operating margin was 48.8%, up from 40.9%.

Moody’s effective tax rate was 23.4% for the first quarter of 2017, down from 32.3% for the prior-year period, primarily due to the non-taxable CCXI Gain and a benefit from the new accounting standard for equity compensation.

2017 CAPITAL ALLOCATION AND LIQUIDITY

$127.6 Million Returned to Shareholders in the First Quarter

During the first quarter of 2017, Moody’s repurchased 0.5 million shares at a total cost of $55.0 million, or an average cost of $112.24 per share, and issued 1.5 million shares as part of its annual employee stock-based compensation plans. Moody’s returned $72.6 million to its shareholders via dividend payments during the first quarter of 2017.

Outstanding shares as of March 31, 2017 totaled 191.3 million, down 2% from March 31, 2016. As of March 31, 2017, Moody’s had $0.7 billion of share repurchase authority remaining.

On February 27, 2017, Moody’s issued $800 million of notes consisting of $500 million in 2.75% senior unsecured notes due 2021 and $300 million in floating rate senior unsecured notes due 2018. Also in the first quarter, the Company repaid its outstanding $300 million in Series 2007-1 Notes along with an associated prepayment penalty of approximately $7 million.

At quarter-end, Moody’s had $4.1 billion of outstanding debt and $0.8 billion of additional borrowing capacity under its commercial paper program, which is backstopped by an undrawn $1.0 billion revolving credit facility.

Total cash, cash equivalents and short-term investments at quarter-end were $2.3 billion, up 2% from December 31, 2016. Cash flow from operations for the first three months of 2017 was $(512.4) million, a decline from $253.6 million in the first quarter of 2016. Free cash flow for the first three months of 2017 was $(531.1) million, a decline from $227.3 million in the first quarter of 2016. The declines in cash flow from operations and free cash flow were due to $863.8 million of payments the Company made in the first quarter of 2017 pursuant to its 2016 settlement with the Department of Justice and various states attorneys general.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2017

Moody’s outlook for 2017 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.25 to £1 and for the euro (€) of $1.07 to €1.

Certain components of Moody’s 2017 guidance have been modified to reflect the company’s current view of business conditions:

Full year 2017 EPS is now expected to be $5.46 to $5.61 which includes the $0.31 per share CCXI Gain. Excluding this gain, full year 2017 adjusted EPS is expected to be toward the upper end of the range of $5.15 to $5.30. Both ranges include an estimated $0.15 per share benefit due to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

Operating expense is still expected to decrease in the 25% to 30% range. Adjusted operating expense, which excludes in 2016 a charge associated with the aforementioned settlement and a restructuring charge associated with cost management initiatives, is now expected to increase in the mid-single-digit percent range.

The effective tax rate is now expected to be approximately 30% due to the impact of the non-taxable CCXI Gain.

A full summary of Moody’s guidance as of May 5, 2017 is included in Table 11 – 2017 Outlook table at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss first quarter 2017 results as well as its 2017 outlook on May 5, 2017, at 11:30 a.m. EST. Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured Events and Presentations”. The webcast will be available until 3:30 p.m. Eastern Time on June 3, 2017.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, May 5, 2017 until 3:30 p.m. Eastern Time, June 3, 2017. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 3261676.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.6 billion in 2016, employs approximately 10,700 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, world-wide credit market disruptions or an economic slowdown, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2016, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,

	2017	2016
Amounts in millions, except per share amounts

Revenue	$975.2	$816.1

Expenses:
Operating	277.4	249.2
Selling, general and administrative	221.9	232.9
Depreciation and amortization	32.5	29.9
Total expenses	531.8	512.0

Operating income	443.4	304.1
Non-operating (expense) income, net
Interest expense, net	(42.4)	(34.1)
Other non-operating (expense) income, net	(9.4)	5.6
CCXI Gain	59.7	-
Total non-operating income (expense), net	7.9	(28.5)
Income before provision for income taxes	451.3	275.6
Provision for income taxes	105.4	89.0
Net income	345.9	186.6
Less: net income attributable to noncontrolling interests	0.3	2.2
Net income attributable to Moody's Corporation	$345.6	$184.4

Earnings per share attributable to Moody's common shareholders
Basic	$1.81	$0.95
Diluted	$1.78	$0.93

Weighted average number of shares outstanding
Basic	191.1	195.0
Diluted	194.3	197.9

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,

Amounts in millions	2017	2016

Moody's Investors Service
Corporate Finance	$352.8	$240.3
Structured Finance	100.2	90.6
Financial Institutions	112.3	94.9
Public, Project and Infrastructure Finance	98.1	91.5
MIS Other	4.8	7.8
Intersegment royalty	26.0	24.0
Sub-total MIS	694.2	549.1
Eliminations	(26.0)	(24.0)
Total MIS revenue	668.2	525.1

Moody's Analytics
Research, Data and Analytics	175.4	164.9
Enterprise Risk Solutions	95.9	89.5
Professional Services	35.7	36.6
Intersegment revenue	3.7	2.8
Sub-total MA	310.7	293.8
Eliminations	(3.7)	(2.8)
Total MA revenue	307.0	291.0

Total Moody's Corporation revenue	$975.2	$816.1

Moody's Corporation revenue by geographic area

United States	$577.8	$480.0
International	397.4	336.1

	$975.2	$816.1

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2017	2016
Amounts in millions

Cash and cash equivalents	$2,129.6	$2,051.5
Short-term investments	132.8	173.4
Total current assets	3,485.5	3,253.1
Non-current assets	1,950.4	2,074.2
Total assets	5,435.9	5,327.3
Total current liabilities (1,2)	1,423.8	2,428.2
Total debt (3)	4,075.7	3,363.0
Other long-term liabilities	874.4	863.4
Total shareholders' deficit	(724.2)	(1,027.3)
Total liabilities and shareholders' deficit	5,435.9	5,327.3

Actual number of shares outstanding	191.3	190.7

(1) The 2016 amount includes an $863.8 million accrued settlement charge related to the agreement with the U.S. Department of Justice and 21 U.S. states and the District of Columbia to resolve pending and potential civil claims related to credit ratings that MIS assigned to certain structured finance instruments in the financial crisis era. This settlement charge was paid by the Company in the first quarter of 2017.

(2) The 2017 amount includes $213.8 million of borrowings under the Company's commercial paper program. The 2016 amount includes $300 million of debt classified as a current liability as it was set to mature in September 2017. The Company prepaid this debt in the first quarter of 2017.

(3) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	March 31, 2017
	Principal Amount	Fair Value of Interest Rate Swap	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$3.7	$(1.3)	$(1.5)	$500.9
4.50% 2012 Senior Notes, due 2022	500.0	(0.3)	(2.3)	(2.0)	495.4
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.0)	(2.6)	495.4
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(0.2)	(0.3)	(1.6)	447.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.9)	597.4
1.75% 2015 Senior Notes, due 2027	534.8	-	-	(3.5)	531.3
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.5)	(3.8)	494.7
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(1.1)	298.9
Commercial Paper	214.0	-	(0.2)	-	213.8
Total debt	$4,098.8	$3.2	$(4.3)	$(22.0)	$4,075.7
Current portion					(213.8)
Total long-term debt					$3,861.9

	December 31, 2016
	Principal Amount	Fair Value of Interest Rate Swap	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.98% Series 2005-1 Notes, due 2015
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$-	$300.0
5.50% 2010 Senior Notes, due 2020	500.0	5.5	(1.3)	(1.6)	502.6
4.50% 2012 Senior Notes, due 2022	500.0	(0.2)	(2.4)	(2.1)	495.3
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.1)	(2.7)	495.2
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	0.9	(0.4)	(1.7)	448.8
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.9)	597.4
1.75% 2015 Senior Notes, due 2027	527.4	-	-	(3.7)	523.7
Total long-term debt	$3,377.4	$6.2	$(2.9)	$(17.7)	$3,363.0
Current portion					(300.0)
Total long-term debt					$3,063.0

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended
	March 31,

	2017	2016
Amounts in millions

Interest expense, net:
Expense on borrowings(1)	$(44.7)	$(34.6)
Income	4.1	2.9
UTPs and other tax related liabilities	(2.1)	(2.8)
Interest capitalized	0.3	0.4
Total interest expense, net	$(42.4)	$(34.1)
Other non-operating (expense) income, net:
FX (loss) gain	$(9.6)	$4.0
Joint venture income	1.0	1.9
Other	(0.8)	(0.3)
Other non-operating (expense) income, net	(9.4)	5.6
CCXI Gain (2)	59.7	-
Total non-operating income (expense), net	$7.9	$(28.5)

(1) The 2017 amount includes an approximate $7 million prepayment penalty relating to the early repayment to the Series 2007-1 Notes.

(2) Reflects the non-cash, non-taxable gain from a strategic realignment and expansion involving Moody's China affiliate, China Cheng Xin International Credit Rating Co. Ltd.

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended March 31,
	2017				2016
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$694.2	$310.7	$(29.7)	$975.2	$549.1	$293.8	$(26.8)	$816.1
Operating, selling, general and administrative expense	288.3	240.7	(29.7)	499.3	278.6	230.3	(26.8)	482.1
Adjusted operating income	405.9	70.0	-	475.9	270.5	63.5	-	334.0
Depreciation and amortization	18.9	13.6	-	32.5	17.5	12.4	-	29.9
Operating income	$387.0	$56.4	$-	$443.4	$253.0	$51.1	$-	$304.1
Adjusted operating margin	58.5%	22.5%		48.8%	49.3%	21.6%		40.9%
Operating margin	55.7%	18.2%		45.5%	46.1%	17.4%		37.3%

Table 7 - Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and research and analytical engagements.

	Three Months Ended March 31,
	2017			2016
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$260.6	$92.2	$352.8	$151.0	$89.3	$240.3
	74%	26%	100%	63%	37%	100%
Structured Finance	$57.5	$42.7	$100.2	$49.8	$40.8	$90.6
	57%	43%	100%	55%	45%	100%
Financial Institutions	$53.4	$58.9	$112.3	$37.0	$57.9	$94.9
	48%	52%	100%	39%	61%	100%
Public, Project and Infrastructure Finance	$59.2	$38.9	$98.1	$53.8	$37.7	$91.5
	60%	40%	100%	59%	41%	100%
MIS Other	$0.3	$4.5	$4.8	$2.9	$4.9	$7.8
	6%	94%	100%	37%	63%	100%
Total MIS	$431.0	$237.2	$668.2	$294.5	$230.6	$525.1
	65%	35%	100%	56%	44%	100%
Moody's Analytics	$64.6	$242.4	$307.0	$69.3	$221.7	$291.0
	21%	79%	100%	24%	76%	100%
Total Moody's Corporation	$495.6	$479.6	$975.2	$363.8	$452.3	$816.1
	51%	49%	100%	45%	55%	100%

Adjusted Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each adjusted measure to its most directly comparable GAAP measure. Management believes that such adjusted financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These adjusted measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these adjusted measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Management believes that the exclusion of depreciation and amortization, detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended March 31,
Amounts in millions	2017	2016
Operating income	$443.4	$304.1
Depreciation & amortization	32.5	29.9
Adjusted operating income	$475.9	$334.0
Operating margin	45.5%	37.3%
Adjusted operating margin	48.8%	40.9%

Table 9 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Three Months Ended March 31,
Amounts in millions	2017	2016
Net cash flows (used in) provided by operating activities	$(512.4)	$253.6
Capital additions	(18.7)	(26.3)
Free cash flow	(531.1)	227.3
Net cash provided by (used in) investing activities	$18.6	$(108.4)
Net cash provided by (used in) financing activities	$553.7	$(355.5)

Table 10 - Adjusted Net Income and Diluted Earnings Per Share Attributable to Moody's Common Shareholders:

The Company presents this adjusted measure to exclude the CCXI Gain as the frequency and magnitude of similar transactions may vary widely across periods. This measure allows for an additional perspective when comparing Moody’s net income and diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three months ended March 31,
	2017	2016
Net income attributable to Moody's common shareholders	$345.6	$184.4
CCXI Gain(1)	(59.7)	-
Adjusted net income attributable to Moody's common shareholders	$285.9	$184.4

	Three months ended March 31,
	2017	2016
Earnings per share attributable to Moody's common shareholders	$1.78	$0.93
CCXI Gain(1)	(0.31)	-
Adjusted EPS attributable to Moody's common shareholders	$1.47	$0.93

(1) CCXI Gain is non-taxable

Table 11 - 2017 Outlook

Moody’s outlook for 2017 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.25 to £1 and for the euro (€) of $1.07 to €1.

Full-year 2017 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance on February 17, 2017
Revenue	increase in the mid-single-digit percent range	NC
Operating expense	decrease in the 25% to 30% range	NC
Adjusted operating expense(1)	increase in the mid-single-digit percent range	increase in the low-single-digit percent range
Depreciation & amortization	approximately $135 million	NC
Operating margin	approximately 43%	NC
Adjusted operating margin(1)	approximately 46%	NC
Effective tax rate	approximately 30%	31% - 32%
EPS(3)	$5.46 - $5.61	$5.15 - $5.30
Adjusted EPS(3,4)	$5.15 - $5.30	N/A
Capital expenditures	approximately $100 million	NC
Operating cash flow(2)	approximately $600 million	NC
Free cash flow(1,2)	approximately $500 million	NC
Share repurchases	approximately $500 million (subject to available cash,	NC
market conditions and other ongoing capital
allocation decisions)
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
N/A- Not applicable.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.
(2) Includes payment of the settlement charge related to an agreement with the U.S. Department of Justice and the attorneys general of 21 U.S. states and the District of Columbia.
(3) Current guidance is now expected to be toward the upper end of the range.
(4) Current guidance excludes the $0.31 CCXI Gain.

Table 11 Continued - 2017 Outlook

Full-year 2017 revenue guidance
MIS	Current guidance	Last publicly disclosed guidance on February 17, 2017
MIS global	increase in the mid-single-digit percent range	NC
MIS U.S.	increase in the mid-single-digit percent range	NC
MIS non-U.S.	increase in the mid-single-digit percent range	NC
CFG	increase in the mid-single-digit percent range	NC
SFG	increase in the mid-single-digit percent range	NC
FIG	increase in the mid-single-digit percent range	NC
PPIF	increase in the low-single-digit percent range	NC
MA
MA global	increase in the mid-single-digit percent range	NC
MA U.S.	increase in the low-single-digit percent range	NC
MA non-U.S.	increase in the high-single-digit percent range	NC
RD&A	increase in the high-single-digit percent range	NC
ERS	increase in the mid-single-digit percent range	NC
PS	increase in the low-single-digit percent range	NC
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.

Table 11 Continued - 2017 Outlook

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Year Ended December 31, 2017
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Adjusted operating margin guidance	Approximately 46%

Year Ended December 31, 2017
Operating expense guidance	Decrease in the 25% to 30% range
Impact of 2016 settlement and restructuring charges
Adjusted operating expense guidance	Increase in the mid-single-digit percent range

Year Ended December 31, 2017
Operating cash flow guidance	Approximately $600 million
Capital additions	Approximately $100 million
Free cash flow guidance	Approximately $500 million

Year Ended December 31, 2017
Diluted EPS guidance	$5.46 - $5.61
CCXI gain	($0.31)
Adjusted diluted EPS guidance	$5.15 - $5.30

CONTACT:
Salli Schwartz
Global Head of Investor Relations and
Communications
212.553.4862
sallilyn.schwartz@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com